Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and between the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, par vale $.0001 per share, of Platinum Energy Resources, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of September 12, 2007

By:	/s/ Barry Kostiner

Braesridge Energy LLC

By:	/s/ Barry Kostiner
Name: Barry Kostiner
Title: Manager